                                                                  EXHIBIT 10.1



                           SECOND AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                 by and between

         BANCOMER S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO

                                       and

                DESARROLLOS TURISTICOS REGINA, S. DE R.L. DE C.V.

                                       and

                           CLUB REGINA RESORTS, INC.,


                                       and

                        CR HOTEL ACQUISITION COMPANY, LLC

                       ----------------------------------


                           Dated as of August 18, 1997

                                TABLE OF CONTENTS

ARTICLE  I......................................................................2
     1.1   Definitions..........................................................2
     1.2   Captions.............................................................8
     1.3   Number and Gender....................................................8
     1.4   Knowledge............................................................8
     1.5   Amendment and Restatement of Original Agreements.....................8


ARTICLE  II.....................................................................9
     2.1   Purchase and Sale of Shares..........................................9
     2.2   Purchase Price Adjustment............................................9
     2.3   Closing.............................................................11
     2.4   Ancillary Agreements to be Delivered At or Prior to the Closing.....11
     2.5   Escrow..............................................................11


ARTICLE  III...................................................................11
     3.1   Information Review..................................................12
     3.2   Physical Inspection.................................................12
     3.3   No Effect on Other Provisions.......................................12


ARTICLE  IV....................................................................12
     4.1   Organization and Good Standing......................................13
     4.2   Authorization and Validity..........................................13
     4.3   No Governmental Approvals...........................................13
     4.4   No Conflicts........................................................13
     4.5   Certain Proceedings.................................................13
     4.6   No Brokers or Finders...............................................13
     4.7   Acknowledgment Regarding A Shares...................................13
     4.8   Acknowledgment Regarding Recapitalization of Real Estate Companies..14


ARTICLE  V.....................................................................14
     5.1   Organization and Good Standing......................................14
     5.2   Capitalization......................................................14
     5.3   Other Subsidiaries..................................................14
     5.4   Authorization and Validity..........................................14
     5.5   No Governmental Approvals...........................................15
     5.6   No Conflicts........................................................15
     5.7   Historical Financial Statements.....................................15
     5.8   Projections.........................................................16
     5.9   Absence of Undisclosed Liabilities..................................16
     5.10  Title to Properties; Liens..........................................16

     5.11  Condition and Sufficiency of Assets.................................17
     5.12  Accounts Receivable.................................................17
     5.13  Inventory...........................................................17
     5.14  Insurance...........................................................17
     5.15  Certain Proceedings.................................................18
     5.16  Compliance with Laws................................................18
     5.17  Environmental Matters...............................................18
     5.18  Taxes...............................................................19
     5.19  Intellectual Property...............................................20
     5.20  Contracts...........................................................20
     5.21  Absence of Changes or Events........................................20
     5.22  Licenses, Permits and Tariffs.......................................21
     5.23  Absence of Certain Business Practices; Internal Accounting Controls.22
     5.24  Customers and Suppliers.............................................22
     5.25  Bank Accounts.......................................................22
     5.26  No Broker...........................................................22
     5.27  Employees...........................................................22
     5.28  Labor Relations; Compliance.........................................23
     5.29  Employee Benefit Plans..............................................23


ARTICLE  VI....................................................................24
     6.1   Access to Information...............................................24
     6.2   Taking of Necessary Action..........................................25
     6.3   Expenses............................................................25
     6.4   Notice of Certain Changes...........................................25
     6.5   Confidentiality; Press Releases.....................................26
     6.6   [Intentionally Omitted].............................................26
     6.7   Title Insurance, Surveys, etc.......................................26
     6.8   Consummation of Debt Commitments....................................27


ARTICLE  VII...................................................................27
     7.1   Ordinary Course.....................................................27
     7.2   Dividends and Issuance and Purchase of Securities; Loans............27
     7.3   Government Documents; Inconsistent Agreements.......................28
     7.4   No Other Bids.......................................................28
     7.5   Acquisitions........................................................28
     7.6   Indebtedness........................................................28
     7.7   Employee Contracts and Benefit Plans................................28
     7.8   Prohibited Dispositions.............................................29
     7.9   Lines of Business and Capital Expenditures..........................29
     7.10  Accounting Methods..................................................29
     7.11  Settlements.........................................................29
     7.12  Completion of Los Cabos Club Regina Units...........................29

ARTICLE  VIII..................................................................29

     8.1   Conditions to All Parties' Obligations..............................29
     8.2   Buyer's Conditions..................................................30
     8.3   Seller's Conditions.................................................31


ARTICLE  IX....................................................................32
     9.1   Risk of Loss........................................................32
     9.2   Casualty............................................................32
     9.3   Condemnation........................................................33


ARTICLE  X.....................................................................33
     10.1  Termination.........................................................33
     10.2  Effect of Termination...............................................34


ARTICLE  XI....................................................................35
     11.1  Indemnification by Seller...........................................35
     11.2  Indemnification by Buyer............................................35
     11.3  Notice, Participation and Duration..................................35
     11.4  Reimbursement.......................................................35


ARTICLE  XII...................................................................36
     12.1  Arbitration.........................................................36


ARTICLE  XIII..................................................................37
     13.1  Survival of Representations, Warranties and Agreements..............37
     13.2  Effect of Due Diligence.............................................37
     13.3  Notices.............................................................37
     13.4  Attorneys' Fees.....................................................38
     13.5  Counterparts........................................................38
     13.6  Miscellaneous.......................................................38
     13.7  Governing Law.......................................................38
     13.8  Incorporation of Exhibits and Schedules.............................38
     13.9  Waiver..............................................................38
     13.10 Specific Performance................................................39
     13.11 Release of CR Hotel.................................................39


ARTICLE  XIV...................................................................39

              SECOND AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

         This SECOND AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 18, 1997, is by and among Bancomer S.A., Institucion de Banca Multiple, Grupo Financiero, a Mexican corporation ("Seller"), and Desarrollos Turisticos Regina, S. de R.L. de C.V., a Mexican corporation (f/k/a Desarrollos Turisticos Bancomer, S.A. de C.V.) (the "Company"), on the one hand, and Club Regina Resorts, Inc., a Nevada corporation, formerly known as CR Timeshare Acquisition Company, Inc. ("Buyer"), and CR Hotel Acquisition Company, LLC, a Delaware limited liability company ("CR Hotel"), on the other.

                                 R E C I T A L S

         WHEREAS, on December 20, 1996 (the "Original Agreement Date"), Buyer and Seller entered into that certain Stock Purchase Agreement by and between Buyer and Seller (the "Timeshare Agreement");

         WHEREAS, on the Original Agreement Date, CR Hotel and the Company entered into that certain Stock Purchase Agreement by and between the Company and CR Hotel (the "Hotel Agreement" and, together with the Timeshare Agreement, the "Original Agreements");

         WHEREAS, on June 25, 1997, the Company, CR Hotel, Buyer and Seller amended and restated the Hotel Agreement and the Timeshare Agreement, respectively, into the First Amended and Restated Stock Purchase Agreement (the "First Amended Agreement"), by and among Seller and the Company, on the one hand, and Buyer and CR Hotel, on the other.

         WHEREAS, the Company and CR Hotel, and Buyer and Seller, wish to amend and restate the First Amended Agreement;

         WHEREAS, Seller owns or controls all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Company, through its subsidiaries, has been engaged in both the hotel and the vacation ownership interval business in Mexico, primarily in Cabo San Lucas, Puerto Vallarta and Cancun, under the name "Westin Regina and Club Regina";

         WHEREAS, Buyer has deposited US $3.0 million into escrow as contemplated by Section 2.5;

         WHEREAS, Seller desires to sell and Buyer desires to purchase all of the outstanding shares of capital stock of the Company and all of the shares of capital stock of the Real Estate Companies (as defined herein) held by Seller on the terms and conditions hereinafter stated; and

         WHEREAS, the parties hereto have previously executed that certain Purchase Proposal which set forth the parties intent as to the transactions contemplated hereby, a copy of which is attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller, the Company, Buyer and CR Hotel hereby agree as follows:

                                   ARTICLE I.

                          DEFINITIONS AND CONSTRUCTION

     1.1 Definitions. The following terms when used in this Agreement (including all of the Exhibits and Schedules) will have the meanings set forth below:

     "Accounts Receivable" shall mean all accounts receivable of the Company, other than the Timeshare Receivables, that are reflected on the Interim Historical Balance Sheet or on the accounting records of the Company as of the Closing Date.

     "Actual Employees" shall mean all individuals, including without limitation, agents or representatives, rendering subordinated services to the Company as of the Original Agreement Date.

     "Affiliate" shall mean with respect to a Person, any other Person that, directly or indirectly, controls, or is controlled by or under common control with such Person. For purposes of this definition, control (including the terms controlled by and under common control with), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by Contract or otherwise.

     "Ancillary Agreements" shall have that meaning set forth in Section 2.4.

     "Applicable Environmental and Safety Laws" shall mean any and all environmental or health and safety related laws, regulations, rules, permits, orders, ordinances, decrees or determinations of Governmental Bodies in effect on the Closing Date, in any and all jurisdictions in which the Property is located or the Company conducts operations and applicable to such Property or operations, as the case may be, including without limitation, the Mexican General Law on Ecological Equilibrium and Environmental Protection, the Mexican National Waters Law and other applicable environmental and health and safety related laws, rules, ordinances, directives and regulations.

     "Average Sales Expense" shall mean the average Selling Expense per Module of the Sold Timeshare Intervals, as derived from and reflected in the Company's audited consolidated financial statements for the year ended December 31, 1996, stated as a percentage and calculated on a historical US dollar basis.

     "Average Sales Price" shall mean the average sales price per Module of the Sold Timeshare Intervals, as derived from and reflected in the Company's audited consolidated financial statements for the year ended December 31, 1996 and calculated on a historical US dollar basis.

     "Balance Sheet Date" shall have the meaning set forth in Section 5.7.

     "Business" shall mean the business conducted by the Company.

     "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday under the federal laws of either the United States of America or the United Mexican States.

     "CSL Timeshare Sub" shall mean the Mexican corporation to be formed as a subsidiary of the Company for purposes of holding the Timeshare Property in Cabo San Lucas.

     "Cancun Timeshare Sub" shall mean the Mexican corporation to be formed as a subsidiary of the Company for purposes of holding the Timeshare Property in Cancun.

     "Capital Expenditures" shall mean any expenditure for replacement, repair, improvement or addition to the Property which is, in accordance with GAAP, an expenditure which should be capitalized on the books and records of the Company.

     "Closing" shall have the meaning set forth in Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 2.3.

     "Closing Date Timeshare Intervals" shall mean the Timeshare Intervals as of the Closing Date.

     "Closing Date Timeshare Receivables" shall mean the amount of Timeshare Receivables as of the Closing Date.

     "Club Regina" shall mean Club Regina, S.A. de C.V., a Mexican corporation.

     "Commissioners" shall mean all agents and third parties that are hired from time to time by the Company to provide a specific service, including the promotion and sale of timeshares.

     "Commitments" shall mean subscriptions, options, warrants, calls, rights, commitments or any other Contracts of any character obligating a Person to issue any shares of its capital stock or any other securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such shares.

     "Company" shall mean Desarrollos Turisticos Regina, S de R.L. de C.V., a Mexican corporation, and, unless otherwise provided, its Subsidiaries.

     "Contract" shall mean any contract, lease, license, deed of trust, mortgage, commitment, license, franchise, indenture, note, other agreement, instrument or obligation.

     "Controversy" shall have the meaning set forth in Section 12.1.

     "Corporate Banking" shall mean Bancomer, S.A., Banca Corporativa, Division de Comunicacion y Servicios.

     "Current Assets" shall mean those assets known as "current assets" under GAAP; provided, however, that for purposes of calculating Working Capital, the term "Current Assets" shall not include Timeshare Receivables.

     "Current Liabilities" shall mean those liabilities known as "current liabilities" under GAAP.

     "Damages" shall mean all damages, losses (including any diminution in value), liabilities (joint or several), payments, obligations, penalties, claims, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable and duly documented fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever.

     "Debt Commitment" shall mean the Hotel Debt Commitment and the Timeshare Debt Commitment.

     "Default" by either party ("Defaulting Party") shall include the failure to consummate the Closing on or before the Termination Date if the failure to consummate the Closing on or before such date resulted from the willful and knowing failure by the Defaulting Party to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by such Defaulting Party at or prior to Closing; provided that the other party ("Non-Defaulting Party") shall have given written notice of the undertaking or commitment failed to be properly fulfilled by the Defaulting Party and permitting the Defaulting Party a 10 Business Day period in which to fulfill such undertaking or commitment and close the transactions contemplated hereby.

     "Defects" shall have that meaning set forth in Section 3.2.

     "Defect Notice" shall have that meaning set forth in Section 3.2.

     "Definitive Purchase Price Adjustment" shall have that meaning set forth in
Section 2.2(c).

     "Desarrollos" shall mean Desarrollos Turisticos Integrales Cabo San Lucas,
S. A. de C. V., a Mexican corporation and a partially-owned subsidiary of the Company.

     "DTI Cozumel" shall mean Desarrollos Turisticos Integrales Cozumel, S.A. de C.V., a Mexican corporation and wholly owned subsidiary of the Company.

     "Employees" shall mean the Actual Employees and the Commissioners.

     "Escrow Agreement" shall mean that certain Escrow Agreement dated as of December 20, 1996 by and among CR Hotel, the Company and Texas Commerce Bank National Association, a national banking association ("TCB").

     "Escrow Deposit" shall have that meaning specified in Section 2.5.

     "Exchange Rate" shall mean the exchange rate of Pesos for US Dollars as published by Banco de Mexico in the Diario Oficial de la Federacion (Official Gazette) for the settlement of obligations denominated in US Dollars as of the close of business on the Business Day immediately preceding the date of measurement.

     "First Amended Agreement" shall have the meaning set forth in the Recitals.

     "GAAP" shall mean Mexican generally accepted accounting principles consistently applied.

     "Governmental Body" shall mean any competent court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, in the US, the United Mexican States, or elsewhere.

     "Hazardous Material" shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous substance, oil, or petroleum product as defined in or pursuant to the Mexican General Law on Ecological Equilibrium and Environmental Protection, the Mexican Regulations on Hazardous Wastes, the Mexican Regulation for the Land Transportation of Hazardous Wastes and Materials and the Mexican Law on National Waters and its Regulations, or any other environmental or health and safety-related law, regulation, ordinance or rule at the federal, state or local level, whether existing as of the Original Agreement Date, previously in force, or subsequently enacted.

     "Hotel Agreement" shall have the meaning set forth in the recitals.

     "Hotel Business" shall mean the assets, business and operations of Desarrollos, Nizuc and Prodepa, relating to the hotels and related assets of such companies in Cabo San Lucas, Cancun and Puerto Vallarta, Mexico.

     "Hotel Debt Commitment" shall mean the commitment of Corporate Banking to loan funds pursuant to the commitment letter dated the date hereof.

     "Hotel Property" shall mean the real estate, furniture, fixtures, equipment and other assets comprising the Hotel Business.

     "House Sub" shall mean Corporacion Habitacional Mexicana, S. A. de C.V., a Mexican corporation and wholly-owned subsidiary of the Company, which currently owns all of the houses and other residential properties owned by the Company, including, without limitation, those listed on Schedule 5.10.

     "Information" shall have the meaning set forth in Section 3.1.

     "Initial Timeshare Intervals" shall mean the Timeshare Intervals as of June 30, 1996.

     "Intangibles" shall mean all of the Company's rights, if any, to any telephone numbers currently in use by the Company; all as built plans and specifications in the Company's possession; warranties and guaranties relating to the Property; original, or where appropriate, copies of all financial, personnel and other books, records and files relating to the ownership or operation of the Property wherever located and held by the Company or its agents, in computer readable form where available without additional cost or expense, and all Intellectual Property used in the operation of the Property.

     "Intellectual Property" shall mean trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith and all registrations, applications, renewals, translations, adaptations, derivations and combinations thereof, copyrights and copyrightable works and all registrations, applications and renewals therefor; trade secrets and confidential information (including, without limitation, ideas, drawings, specifications, designs, plans, proposals, financial and accounting data, business and marketing plans, and customer and supplier lists); computer software; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

     "Laws" shall mean all laws (common or statutory), statutes, ordinances, rules, regulations and decrees applicable to the referenced matter.

     "Leases" shall mean those leases listed on Schedule 5.20 under the heading "Leases".

     "Legal Requirements" shall mean all Laws affecting or in any way relating to the Company or its operations, including, without limitation, the Applicable Environmental and Safety Laws.

     "Liabilities" shall mean, as to any Person, any liability, obligation, cost or expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated, unliquidated or due or to become due, including, without limitation, any liability in respect of Taxes of any kind whatsoever that affect such Person or its Subsidiaries or the operation thereof.

     "Lien" shall mean any lien, mechanic's lien, materialman's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, right of third Person to prohibit assignment or transfer of title without such Person's consent, claim, title imperfection, restrictive covenant, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by Contract or under Law or otherwise.

     "Management Agreements" shall mean those agreements with Westin relating to the management and operation of the Property in Cabo San Lucas, Cancun and Puerto Vallarta, as more particularly described on Schedule 5.20.

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

     "Mexico Hotel Holding" shall mean the Mexican corporation to be formed for purposes of holding the stock of the Real Estate Companies and 50% of the stock of the House Sub.

     "Module" shall mean a single room.

     "Nizuc" shall mean Promotora Turistica Nizuc, S.A. de C.V., a Mexican corporation and a partially-owned subsidiary of the Company.

     "Order" shall mean any order, injunction, decree of a court or charge of a Governmental Body.

     "Ordinary Course of Business" shall mean the ordinary course of business generally consistent with past custom and practice (including with respect to quantity and frequency).

     "Original Agreements" shall have the meaning set forth in the recitals.

     "Original Agreement Date" shall have the meaning set forth in the recitals.

     "Other Business" shall mean all of the assets, business and operations of the Company other than the Hotel Business and the Timeshare Business.

     "Other Property" shall mean the real estate, furniture, fixtures, equipment and other assets comprising the Other Business.

     "PV Timeshare Sub" shall mean the Mexican corporation to be formed as a subsidiary of the Company for purposes of holding the Timeshare Property in Puerto Vallarta.

     "Permitted Hotel Property Lien" shall have the meaning set forth in Section 6.7(a)(iii).

     "Permitted Timeshare Property Liens" shall have the meaning set forth in
Section 6.7(a)(iv).

     "Person" shall mean an individual, corporation, joint venture, partnership (limited or general), limited liability company, trust or unincorporated organization or other entity or Governmental Body.

     "Preliminary Adjustment Schedule" shall have that meaning specified in
Section 2.2(c).

     "Proceeding" shall mean any claim, action, suit, proceeding, formal complaint, show cause Order or cease and desist Order, arbitration, adjudication, settlement proceeding, or formal Governmental Body investigation, in each case, if applicable, whether at equity or at law.

     "Prodepa" shall mean Promotora y Desarrolladora del Pacifico, S.A. de C.V., a Mexican corporation and a partially-owned subsidiary of the Company.

     "Projections" shall mean Seller's internal management projections dated June 1996 relating to the business and operations of the Company.

     "Property" shall mean the assets of the Company.

     "Purchase Price" shall have the meaning set forth in Section 2.1.

     "Real Estate Companies" shall mean Desarrollos, Nizuc and Prodepa.

     "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, or on, into, under or from the soil, surface water, ground water or property.

     "Requisite Regulatory Approvals" shall mean all permits, approvals, filings, consents and waivers required to be obtained or made, and all waiting periods required to expire, before the consummation of the transactions contemplated by this Agreement, as applicable, under all applicable Laws of any jurisdiction, domestic or foreign, having jurisdiction over the transactions contemplated by this Agreement, including, without limitation, notifications, approvals, orders, authorizations or filings required by the Mexican Federal Law of Economic Competition and the Mexican Foreign Investment Law.

     "Schedules" shall have the meaning set forth in Section 14.1.

     "Seller's Estimated Purchase Price Adjustment" shall have that meaning set forth in Section 2.2(b).

     "Seller's Response" shall have that meaning set forth in Section 3.3.

     "Selling Expense" shall mean all costs and expenses related to the promotion, sale, financing, administration and closing of the sale of Timeshare Intervals, including those incurred by the sales office and identifiable in the financial statements and accounting books and records of the Company as "Cost of Sales" (at "GOP"), which historically have averaged approximately 50%.

     "Sold Timeshare Intervals" shall have that meaning set forth in Section 2.2
(a) (iii).

     "Stock" shall mean the outstanding shares of stock of the (i) Company listed on Schedule 5.2, and, (ii) Real Estate Companies held by Seller listed on
Schedule 5.3.

     "Subsidiary" shall mean, as to any Person, any corporation, joint venture, partnership or other business entity of which securities or other ownership interests are, at the time as of which any determination is being made, owned directly or indirectly by the parent or one or more subsidiaries of the parent; provided, that with respect to the Company, "Subsidiary" shall include, without limitation, those entities listed on Schedule 5.3 hereto.

     "Tax Return" shall include any statement, form, return, or other documents required to be supplied to a taxing authority in connection with Taxes.

     "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including without limitation, income, gross receipts, excise, property, sales, occupation, use, service, license, payroll, franchise, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), estimated, severance, transfer, stamp and recording taxes, fees and charges imposed by any Governmental Body (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes or other assessments) whether computed on a separate, consolidated, unitary, combined or any other basis.

     "Termination Date" shall mean August 15, 1997; provided, however, that (i) if the conditions to Closing set forth in Sections 8.1 and 8.2 (other than Sections 8.2(f), (h) and (j)) have not been satisfied at least ten Business Days prior to July 31, 1997, then the Termination Date shall be automatically extended to the tenth Business Day following the date on which all conditions to Closing set forth in Sections 8.1 and 8.2 (other than Sections 8.2(f), (h) and
(j)) have been satisfied, and (ii) Buyer shall have the option to extend the Termination Date for fifteen days from the date the Termination Date would otherwise occur hereunder by depositing into escrow with the Escrow Agent, on or before 5:00 p.m. (Houston, Texas time) on the date the Termination Date would otherwise occur, an additional amount such that the total amount held in escrow in connection with the transactions contemplated hereby is US $61.5 million.

     "Third Party Offer" shall mean a proposal or offer from any Person other than Buyer relating to the direct or indirect acquisition or purchase of assets of the Company (or any of its Subsidiaries) or of any of the stock of the Company (or of any of its Subsidiaries), by way of sale, merger, exchange or any similar transaction or business combination, for a specified consideration or consideration within a specified range.

     "Timeshare Agreement" shall have the meaning set forth in the recitals.

     "Timeshare Business" shall mean all of the assets, business and operations of the Company relating to its vacation interval business.

     "Timeshare Debt Commitment" shall mean the commitment of Corporate Banking to loan funds to CR Resorts Capital S. de R.L. de C.V., pursuant to the commitment letter dated the date hereof.

     "Timeshare Intervals" shall mean the number of Modules available for sale as of the date in question multiplied by 52, as sold through Series "B" Shares of Club Regina.

     "Timeshare Mezzanine Note" shall mean the promissory note evidencing the "Tranche B" financing under the Timeshare Debt Commitment.

     "Timeshare Property" shall mean the real estate, furniture, fixtures, equipment and other assets comprising the Timeshare Business.

     "Timeshare Receivables" shall mean the outstanding balance derived from the sale of Series "B" Shares of Club Regina and the sale of Vacation Ownership Club
(VOC) memberships.

     "Trusts" shall mean those Trusts identified on Schedule 1.1 hereto.

     "US" shall mean the United States of America.

     "US Hotel Holding" shall mean the limited liability company to be formed pursuant to the laws of the State of Delaware or such other State in the United States of America as Buyer may determine, for purposes of holding the stock of Mexico Hotel Holding.

     "Westin" shall mean those Westin entities which are parties to the Management Agreements, including Westin Hotel Company and Westin Mexico, S.A. de C.V.

     "Working Capital" shall mean the amount equal to the Current Assets minus the Current Liabilities of the Company.

     1.2 Captions. Titles and captions of articles and Sections set forth in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the meaning of any provision set forth herein.

     1.3 Number and Gender. Whenever required by the context, the singular number shall include the plural and the gender of any pronoun shall include the other genders.

     1.4 Knowledge. When used in this Agreement, "knowledge" shall mean the actual, not implied or assumed, knowledge of the directors and officers of the Person in question and such Person's Subsidiaries and Affiliates.

     1.5 Amendment and Restatement of Original Agreements. This Agreement amends restates, replaces and supersedes the Original Agreements and the First Amended Agreement in their entirety.

                               ARTICLE II.

                         PURCHASE AND SALE OF SHARES

     2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller at the Closing, and Seller agrees to sell to Buyer (or a direct or indirect wholly owned Subsidiary thereof) at the Closing, the Stock, for the aggregate purchase price of US $231.5 million (the "Purchase Price"), subject to adjustment as set forth in
Section 2.2, payable on the Closing Date by delivery either by certified check or wire transfer.

     2.2  Purchase Price Adjustment.

          a) Purchase Price Adjustments. The Purchase Price shall be subject to the following adjustments (collectively, the "Purchase Price Adjustments"):

               (i) Timeshare Receivables. The Purchase Price shall be increased by any amount by which the Closing Date Timeshare Receivables exceed US $28.5 million, or decreased by any amount by which the Closing Date Timeshare Receivables are less than US $28.5 million.

               (ii) Nonperforming Timeshare Receivables. The Purchase Price shall be decreased by the amount equal to the total amount of Closing Date Timeshare Receivables which have been outstanding for 90 days or more as of such date, multiplied by 25%.

               (iii) Sales of Timeshare Intervals. The Purchase Price shall be reduced by an amount equal to (A) the Initial Timeshare Intervals minus the Closing Date Timeshare Intervals (the "Sold Timeshare Intervals"), (B) multiplied by the Average Sales Price (C) multiplied by the amount equal to 100% minus the Average Sales Expense.

               (iv) Working Capital. The Purchase Price shall be increased by the amount by which the Working Capital as of the Closing Date exceeds US $333,000, and decreased by the amount by which the Working Capital as of the Closing Date is less than US $333,000.

               (v) Replacement Reserve. The Purchase Price shall be reduced by the amount of US $1.4 million.

     Provided,that any of the amounts specified in subparagraphs (i) through
     (iv) above which are denominated in Pesos shall be converted into their US Dollar equivalent at the Exchange Rate.

          b) Estimated Purchase Price Adjustment. Five (5) calendar days prior to the Closing Date, (A) Seller shall deliver to Buyer (after consultation with and review by Buyer) its good faith estimate of each of the adjustments to the Purchase Price to be made pursuant to Section 2.2(a) (the sum of such adjustments being hereinafter referred to as the

   "Seller's Estimated Purchase Price Adjustment"). If the Seller's Estimated Purchase Price Adjustment indicates that the Purchase Price shall be increased, then at Closing the principal balance of the Timeshare Mezzanine Note shall be increased by an amount equal to the Seller's Estimated Purchase Price Adjustment. If the Seller's Estimated Purchase Price Adjustment indicates that the Purchase Price shall be decreased, then at Closing the principal amount of the Timeshare Mezzanine Note shall be reduced by an amount equal to the Seller's Estimated Purchase Price Adjustment.

         c)    Definitive Purchase Price Adjustment.

               (i) As promptly as practicable but in no event later than 90 calendar days after the Closing Date, Buyer shall deliver to Seller, a schedule (the "Preliminary Adjustment Schedule") setting forth in reasonable detail the calculation of the actual Purchase Price Adjustments contemplated by paragraphs (i) through (v) of Section 2.2(a), but shall use the actual values and quantities on the Closing Date for the calculations to be made at Closing pursuant to the applicable provisions of paragraphs (i) through (v) of Section 2.2(a).

               (ii) The Preliminary Adjustment Schedule shall be subject to review by Seller. In reviewing the Preliminary Adjustment Schedule, Seller shall have the right to communicate with, and to review the work papers, schedules, memoranda and other documents prepared or reviewed by Buyer during the preparation of the Preliminary Adjustment Schedule and thereafter shall have access to all relevant books and records, all to the extent reasonably required by Seller in order to complete its review of the Preliminary Adjustment Schedule. Within 30 calendar days after its receipt of the Preliminary Adjustment Schedule, Seller shall advise Buyer whether, based on such review, it has any exceptions to the Preliminary Adjustment Schedule. Unless Seller shall deliver to Buyer within such 30 calendar day period a letter specifying in reasonable detail any such exceptions, the Preliminary Adjustment Schedule shall be conclusive and binding on Buyer and the Seller. If Seller shall submit a letter detailing any exceptions to the Preliminary Exception Schedule, then Seller and Buyer shall mutually agree on which exceptions shall result in adjustments to the Preliminary Consideration Adjustment. If Buyer and Seller are unable to agree on the Definitive Purchase Price Adjustment, then the matter shall be referred to Arthur Andersen & Co., who shall determine the Definitive Purchase Price Adjustment, which determination shall be final and binding on Buyer and Seller for all purposes. The "Definitive Purchase Price Adjustment" shall mean the Preliminary
                      Consideration Adjustment, with any adjustment required by this subparagraph (ii).

              (iii) (A) If the Definitive Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment, then the principal balance of the Timeshare Mezzanine Note shall be decreased by an amount equal to such difference, together with interest thereon at a rate of 10% per annum during the period commencing on the Closing Date and continuing through and including the date the Definitive Purchase Price Adjustment is determined.

               (iv) (B) If the Definitive Purchase Price Adjustment is less than the Estimated Purchase Price Adjustment, then the principal balance of the Timeshare Mezzanine Note shall be increased by an amount equal to such difference, together with interest thereon at a rate of 10% per annum during the period commencing on the Closing Date and continuing through and including the date the Definitive Purchase Price Adjustment is determined.

     2.3 Closing. Subject to the provisions set forth in the definition of "Termination Date", the parties hereto agree to use all commercially reasonable efforts to consummate the transactions contemplated by this Agreement (the "Closing") on or before August 15, 1997, at the offices of Seller, Av. Universidad 1200, Col. Xoco, 03339 Mexico, D.F. The date on which such Closing occurs is herein referred to as the "Closing Date". The parties shall conduct a pre-closing at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1900 Pennzoil Place - South Tower, 711 Louisiana, Houston, Texas 77002 on the date that is five (5) Business Days prior to the Closing Date, or at such other time and place as the parties may mutually agree.

     2.4 Ancillary Agreements to be Delivered At or Prior to the Closing. In connection with the transactions contemplated hereby, at or prior to the Closing, the following documents and/or agreements, in form and substance satisfactory to the parties hereto, shall have been entered into among the parties thereto, the effectiveness of which shall be conditioned upon the occurrence of the Closing (collectively, the "Ancillary Agreements").

          a) Option Agreement. Buyer and Seller shall have entered into an Option Agreement setting forth the terms of Seller's grant to Buyer of the one-year option to acquire and right of first refusal with respect to the 35,000 square meters of beachfront property in Cancun.

          b)   [Intentionally Omitted.]

          c) Tax Allocation Agreement. Seller, Buyer and/or the Company shall have executed and delivered such documents, agreements and instruments as may be necessary or desirable to evidence the allocation between Buyer and Seller of the Company's Taxes for the period prior to the Closing Date.

          d) Other Agreements. Seller, Buyer and the Companies hereby agree that all arrangements currently in place between Seller and the Company as leases, credit cards and other matters shall continue on substantially the same terms and conditions as are currently being observed except as the parties hereto shall otherwise agree.

     2.5 Escrow. Buyer has deposited in escrow with Escrow Agent the sum of US $3.0 million (the "Escrow Deposit") pursuant to the terms of the Escrow Agreement.

                                  ARTICLE III

                          INSPECTION PERIOD AND PROCESS

     3.1  Information Review.

          a) Pursuant to its letter dated December 27, 1996, a copy of which is attached hereto as Exhibit 3.1, Buyer's counsel, Santamarina y Steta, requested that certain information described therein (the "Information") be made available for review. As of the date hereof, Seller has provided substantially all of such Information to Buyer. Seller hereby undertakes to provide full, complete and accurate copies of the remaining Information to Buyer as promptly as practicable.

          b) Buyer has submitted to Seller a written report of all issues discovered by Buyer during the course of its review of such Information.

          c) Seller has delivered to Buyer a report of the actions it was taking to resolve the matters identified on Bancomer's written report.

          d) Buyer's knowledge of the items on Schedule 3.1(b) shall not be deemed to be a waiver of the items listed thereon for the purposes of this Agreement.

     3.2  Physical Inspection.

          a) Buyer has delivered to Seller full, complete and accurate copies of the written reports of the physical and environmental inspection of the Property and the Company's assets which identify all defects discovered by Buyer during the course of its inspection ("Defects") and an estimate of the cost to correct such Defects (such notice being hereinafter referred to as the "Defect Notice").

          b) Seller has advised Buyer of all Defects to which Seller takes objection ("Seller's Response").

          c) With respect to the Defects, Buyer and Seller have agreed that the amount of Defects for which Seller will be responsible is $333,000, and that Seller's responsibility therefor has been resolved by adjusting the target Working Capital as of the Closing Date set forth in Section 2.2(a)(iv) by $333,000.

     3.3 No Effect on Other Provisions. Notwithstanding any provision of this Agreement to the contrary, no failure on the part of Buyer to perform any specified level of due diligence shall be asserted by Seller, whether or not in connection with any Proceeding, (i) as a default by Buyer under this Agreement,
(ii) as the failure of a covenant under this Agreement, (iii) as an action giving rise to a claim by Seller for Damages or a right to specifically enforce such covenant, or (iv) as an action, in whole or in part, that mitigates or excuses Seller's obligations and covenants under this Agreement.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. As of the Closing Date, Buyer will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. On or before the Closing, Buyer will have delivered or made available to Seller complete and correct copies of its Articles of Incorporation and Bylaws, or similar organizational documents, as amended and in effect on the Original Agreement Date, of Buyer, and of all minutes and consents relating to shareholder and director approval of the transactions contemplated by this Agreement.

     4.2 Authorization and Validity. As of the Closing Date, Buyer will have the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is party and, subject to the obtaining of all Requisite Regulatory Approvals referenced in Section 4.3, to carry out its obligations hereunder and thereunder. Each of the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party has been duly authorized by all requisite action. This Agreement and the Ancillary Agreements to which it is a party constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, reorganization, insolvency, and similar Laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity.

     4.3 No Governmental Approvals. No Requisite Regulatory Approval is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party or the consummation by Buyer of the transactions contemplated by this Agreement, except for (a) those set forth on Schedule 4.3, and (b) any Requisite Regulatory Approval that, if not obtained, would not reasonably be expected to have a Material Adverse Effect on Buyer after giving effect to the transactions contemplated hereby.

     4.4 No Conflicts. Except as set forth in Schedule 4.4 to this Agreement, and assuming the receipt of all Requisite Regulatory Approvals referenced in
Section 4.3, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of Buyer, or any agreement or other arrangement to which Buyer is a party or of any permit, concession, grant, franchise, license, judgment, Order or Law applicable to Buyer as of the Original Agreement Date or the properties of Buyer, other than any conflict, violation, default or loss that would not reasonably be expected to have Material Adverse Effect on Buyer after giving effect to the transactions contemplated hereby.

     4.5 Certain Proceedings. There are no Proceedings pending or, to Buyer's knowledge, threatened against Buyer that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement.

     4.6 No Brokers or Finders. Buyer has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

     4.7 Acknowledgment Regarding A Shares. Buyer acknowledges that the Company has issued A Shares which may only be owned by Mexican Persons.

     4.8 Acknowledgment Regarding Recapitalization of Real Estate Companies. Buyer hereby acknowledges that Seller exchanged (i) $22,531,000 in debt of Nizuc in return for the shares owned by Seller listed on Schedule 5.3, (ii) $53,497,664 in debt of Prodepa in return for the shares of capital stock of Prodepa listed on Schedule 5.3, and (iii) $43,971,336 in debt of Desarrollos in return for the shares of Desarrollos capital stock listed on Schedule 5.3.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     5.1 Organization and Good Standing. The Company (and each of its Subsidiaries) is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate all properties and assets now owned, leased or operated by it and to carry on its business as currently conducted. Seller has delivered or made available to Buyer complete and correct copies of the Articles of Incorporation and Bylaws, or similar organizational documents, as amended and in effect on the Original Agreement Date, of the Company and each of its Subsidiaries and all minutes and consents relating to shareholder and director action taken from the inception of the Company and each of its Subsidiaries to the Original Agreement Date. Seller, the Company and each of its Subsidiaries is duly qualified to conduct business in the jurisdictions set forth on Schedule 5.1, which jurisdictions comprise all such jurisdictions in which the nature of the business transacted by it requires qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the Company.

     5.2 Capitalization. As of the Original Agreement Date, the authorized capital stock of the Company is as set forth on Schedule 5.2 hereto. All of such outstanding shares of stock are validly issued, fully paid and nonassessable. As of the Original Agreement Date, there are no Commitments, preemptive rights or agreements of any character to which Seller, the Company or any of its Subsidiaries is a party or by which any party is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any securities or obligations convertible into or exchangeable for such shares, or to grant, extend or enter into any Commitment, preemptive right or similar agreement.

     5.3 Other Subsidiaries. Schedule 5.3 sets forth a list of all of the Subsidiaries of the Company. Schedule 5.3 indicates for each Subsidiary of the Company as of the date of this Agreement; (a) the number and class of authorized, issued and outstanding shares of capital stock of each Subsidiary,
(b) the percentage and type of equity securities of the Subsidiary owned by the Company (and with respect to the Real Estate Subsidiaries, Seller) and its Subsidiaries, (c) the identity of any other beneficial or record owner of any interest in any Subsidiary and the percentage and type of the ownership and (d) the jurisdiction of incorporation or organization. Except as set forth in
Schedule 5.3, all equity securities listed thereon as being owned by the Company, Seller or a Subsidiary of the Company are owned by such Person free and clear of all Liens of any nature whatsoever.

     5.4 Authorization and Validity. Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is party and, subject to obtaining all Requisite Regulatory Approvals referenced in Section 5.5, to carry out its obligations hereunder and thereunder. Each of the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party has been duly authorized by all requisite action. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity.

     5.5 No Governmental Approvals. No Requisite Regulatory Approval is required on the part of Seller, the Company or any of its Subsidiaries in connection with the execution and delivery by Seller of this Agreement or any Ancillary Agreement to which it is a party or the consummation by Seller of the transactions contemplated by this Agreement, except for (a) the compliance with the Requisite Regulatory Approvals set forth on Schedule 5.5 hereto and (b) any Requisite Regulatory Approval that, if not obtained, would not reasonably be expected to have a Material Adverse Effect on the Company.

     5.6 No Conflicts. Except as set forth in Schedule 5.6 to this Agreement, and assuming the receipt of all Requisite Regulatory Approvals referenced in
Section 5.5, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of Seller, the Company, of the certificate of incorporation, bylaws or other organization or governing instrument of any of the Company's Subsidiaries, or any Contract listed on
Schedule 5.20 to which any of them is a party or of any permit, concession, grant, franchise, license, judgment, Order or Law applicable to Seller, the Company or any of its Subsidiaries as of the Original Agreement Date or the Properties, other than any conflict, violation, default or loss that would not reasonably be expected to have a Material Adverse Effect on the Company.

     5.7 Historical Financial Statements. Seller has delivered or has caused the Company to deliver to Buyer (i) audited consolidated balance sheets of the Company and its Subsidiaries as at December 31 for each of the years from the Company's inception through 1996 and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of Mancera S.C., the Mexican branch of Ernst & Young, independent certified public accountants, including the notes thereto (the "Historical Audited Statements") and (ii) an unaudited consolidated balance sheet (the "Interim Historical Balance Sheet") (which does not reflect the effects of inflation) of the Company and its Subsidiaries as at June 30, 1997 (the "Balance Sheet Date") and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the three months then ended (the "Interim Historical Financial Statements" and, together with the Historical Audited Statements, the "Historical Financial Statements"). The Historical Financial Statements and notes have been prepared in accordance with GAAP and present fairly and accurately the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby, subject to normal recurring year-end adjustments the effect of which will not, individually, or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 5.7:

               (i) there have been no write-ups of inventories or other assets; and

               (ii) the Company's and each of its Subsidiary's books and records of accounts have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Company and its Subsidiaries have been properly recorded in such books.

     5.8 Projections. Seller has previously delivered to Buyer the Projections. Except as set forth on Schedule 5.8, Seller is not aware of any facts or circumstances which (i) would render inaccurate the Projections, or (ii) are inconsistent with the assumptions used in preparing the Projections. Buyer acknowledges that actual results may vary materially from the Projections.

     5.9 Absence of Undisclosed Liabilities. Except as contemplated by this Agreement or as set forth on Schedule 5.9, neither the Company nor any of its Subsidiaries is subject to any Liabilities other than those set forth or adequately reserved against in the Interim Historical Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business.

     5.10 Title to Properties; Liens. Schedule 5.10 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company or any of its Subsidiaries. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company or its Subsidiaries, as applicable, acquired such real property and interests, and copies of all title insurance policies, if any, opinions, abstracts, and surveys in the possession of Seller, the Company or its Subsidiaries and relating to such property or interests. The Company and its Subsidiaries own (with good and marketable title in the case of all real estate associated with the Hotel Business, the Timeshare Business and the Other Business, respectively, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, or reflected as owned in the books and records of the Company and its Subsidiaries, including all of the properties and assets reflected in the Interim Historical Balance Sheet (except for assets held under capitalized leases disclosed on Schedule 5.10 and personal property sold since the Balance Sheet Date, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since the Balance Sheet Date (except for personal property consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed on Schedule 5.10. Except as set forth on
Schedule 5.10, all properties and assets reflected in the Interim Historical Balance Sheet are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Interim Historical Balance Sheet as securing specified liabilities or obligations, with respect to which no default (/or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after March 31, 1997 (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) Liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections in title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, facilities, and structures owned by the Company and its Subsidiaries lie wholly within the boundaries of the real property owned by the Company and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     5.11 Conditions and Sufficiency of Assets. The buildings, plants, structures and equipment of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and have available to them sufficient utilities to conduct the Business as currently conducted. The building, plants, structures and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the Hotel Business, Timeshare Business and Other Business after the Closing in substantially the same manner as conducted prior to the Closing.

     5.12 Accounts Receivable. All Accounts Receivable and the Timeshare Receivables represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectable net of the respective reserves shown on the Interim Historical Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Historical Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable, other than the Timeshare Receivables, either has been or will be collected in full, without any set-off, within ninety days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable or Timeshare Receivable relating to the amount or validity of such Accounts Receivable or Timeshare Receivable. Schedule 5.12 contains a complete and accurate list of all Accounts Receivable and Timeshare Receivables as of the date of the Interim Historical Balance Sheet, which list sets forth the aging of such Accounts Receivable and Timeshare Receivables. The number of Timeshare Intervals as of July 1, 1996 was that number set forth on Schedule 5.12 under the heading "Timeshare Intervals."

     5.13 Inventory. Except as set forth on Schedule 5.13, all inventory of the Company and its Subsidiaries, whether or not reflected in the Interim Historical Balance Sheet, consists of a quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Historical Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

     5.14 Insurance. Schedule 5.14 sets forth a list of all policies of insurance to which the Company or any of its

Subsidiaries is a party or under which the Company or any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, is or has been covered at any time from inception of operations. Such insurance is in an amount and with a scope of coverage that is consistent with industry standards. Complete copies of all such policies have been delivered to Buyer. All such policies are in full force and effect. None of Seller, the Company or any of its Subsidiaries has received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to the Company.

     5.15 Certain Proceedings. Except as set forth in Schedule 5.15, there is no pending Proceeding (i) that has been commenced by or against Seller, the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement. To the knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 5.15. The Proceedings listed on Schedule 5.15 would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     5.16 Compliance with Laws. Except as set forth in Schedule 5.16, and with respect to the matters addressed by Section 5.17 of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in compliance with all Laws (including, without limitation, those relating to licenses and permits for the ownership, occupancy and operation of their properties), except for violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 5.16, and except for any investigation or review that would not reasonably be expected to have a Material Adverse Effect on the Company, as of the Original Agreement Date no investigation or review by any Governmental Body (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to the Company or any of its Subsidiaries or any of their respective properties is pending or, to the knowledge of Seller, threatened.

     5.17 Environmental Matters. Specifically, without limiting the representations contained in Section 5.16, and except as set forth in Schedule
5.17 to this Agreement, as of the Original Agreement Date:

          a) The Company and its Subsidiaries have complied, and are in compliance, with all Applicable Environmental and Safety Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. There is no Proceeding now pending or, to Seller's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, the resolution of which would reasonably be expected to have a Material Adverse Effect on the Company (i) for noncompliance by the Company or any of its Subsidiaries with any Applicable Environmental and Safety Law or (ii) relating to the Release by the Company or any of its Subsidiaries (or, to Seller's knowledge, any predecessor to any of the businesses or assets of the Company or any of its Subsidiaries with respect to those businesses or assets) of any Hazardous Material whether or not occurring at or on or being released from a site owned, leased or operated by the Company or any of its Subsidiaries.

          b) Neither the Company nor any of its Subsidiaries has any Liability, contingent or otherwise, arising out of or resulting from the Release, whether on or off its own premises or through other Persons, of any Hazardous Material, which would reasonably be expected to have a Material Adverse Effect on the Company.

          c) There are no unpaid citations, fines or penalties previously assessed against the Company or any of its Subsidiaries under any Applicable Environmental and Safety Law, except for any unpaid citation, fine or penalty that would not reasonably be expected to have a Material Adverse Effect on the Company, nor has the Company or any of its Subsidiaries received any notices or any other communications from any Governmental Body with respect to any violations or alleged violations of, or potential Liability under, any Applicable Environmental and Safety Law that would reasonably be expected to have a Material Adverse Effect on the Company.

          d) The Company and its Subsidiaries have obtained all permits required by any Applicable Environmental and Safety Law and all such permits are in good standing and in full force and effect and the Company and its Subsidiaries are in compliance with all terms and conditions of such permits, except where the failure to obtain any such permit or to comply therewith would not reasonably be expected to have a Material Adverse Effect on the Company.

     5.18 Taxes.  Except as set forth on Schedule 5.18,

          a) To the knowledge of Seller, all Tax Returns required to be filed on or before the Closing Date by the Company and its Subsidiaries have been or will be filed within the time prescribed by Law (including extensions of time approved by the appropriate taxing authority).

          b) To the knowledge of Seller, the Tax Returns so filed are complete and accurate representations of the Tax Liabilities of the Company and its Subsidiaries in all material respects and such Tax Returns accurately set forth or will accurately set forth in all material respects all items to the extent required to be reflected or included in such returns.

          c) The Company has paid or has made adequate provision in the Interim Historical Balance Sheet for the payment of all Taxes shown due on such Tax Returns that have been filed or will be filed for periods ending on or before December 31, 1996.

          d) There is no investigation, audit, or claim pending with respect to the Company and its Subsidiaries regarding any Tax.

          e) To the knowledge of Seller, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

          f) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          g) The Seller has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries for all taxable periods beginning on or after January 1, 1990 and ending before January 1, 1997.

     5.19 Intellectual Property. Schedule 5.19 contains a list of all Intellectual Property owned by, issued to, licensed by or used by the Company and its Subsidiaries. The Intellectual Property listed on Schedule 5.19 comprises all Intellectual Property necessary to conduct the business currently conducted by the Company and its Subsidiaries. The Company and its Subsidiaries own or have valid, binding and enforceable rights to use of all of such Intellectual Property, without any known conflict with the rights of others. Neither the Company nor any of its Subsidiaries has granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under any of such Intellectual Property. The Company has not received any notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any such Intellectual Property which, individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect upon the Company; and, to the knowledge of Seller, neither the Company nor any of its Subsidiaries, in the conduct of its business as currently conducted, infringes or conflicts with any right of any third party, where such infringement or conflict is reasonably likely to result in any Material Adverse Effect upon the Company.

     5.20 Contracts. Schedule 5.20 sets forth all Contracts to which the Company or any of its Subsidiaries is a party or to which any of their business, or Properties is subject and which provide for monthly payments exceeding $2,000 and which are not terminable by the Company or its Subsidiaries by written notice of 30 days or less without penalty or additional cost. All of such Contracts are valid, binding and in full force and effect, have not been amended or supplemented in any manner except as disclosed on Schedule 5.20 and are enforceable by the Company in accordance with their respective terms. Except as disclosed on Schedule 5.20, there are no defaults by the Company or any of its Subsidiaries under any Contracts to which the Company or any of its Subsidiaries is a party or to which any of their business or Properties is subject and, to Seller's knowledge, there are no defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. None of the rights thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Buyer and the Company after Closing without the consent, permit of, or filing with, any other Person. When notice of termination is given at Closing as contemplated by Section 8.2(g), the Management Agreements will be terminated effective as of the 60th day after Closing without penalty or additional cost.

     5.21 Absence of Changes or Events. Except as set forth on Schedule 5.21, since the Balance Sheet Date, the Company and its Subsidiaries have operated their businesses in the Ordinary Course of Business and have not:

          a) incurred any Liability, except for Liabilities incurred in the Ordinary Course of Business which do not exceed US $150,000 individually or US $300,000 in the aggregate;

          b) created or permitted to be created any Lien on any of their assets;

          c) sold, transferred, leased to or otherwise disposed of any of their assets, except for inventory sold in the Ordinary Course of Business which do not exceed US $150,000 individually or US $300,000 in the aggregate, or canceled or compromised any material debt or claim, or waived or released any right of material value except in the Ordinary Course of Business which do not exceed US $150,000 individually or US $300,000 in the aggregate;

          d) suffered any material damage, destruction or casualty loss (whether or not covered by insurance);

          e) encountered any labor union organizing activity, had any actual or threatened Employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in their relations with any of the Employees, agents, customers or suppliers;

          f) instituted, settled or agreed to settle any Proceeding before any Governmental Body;

          g) except as contemplated by Section 4.8, entered into any transaction or Contract other than in the Ordinary Course of Business and except for this Agreement and the Ancillary Agreements;

          h) amended, modified or terminated any Contract except in the Ordinary Course of Business;

          i) with respect to any Subsidiary, purchased or redeemed any shares of its capital stock or any Commitment with respect to its capital stock;

          j) except as contemplated by Section 4.8, with respect to any Subsidiary, issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock, any Commitment with respect to any such capital stock, any securities convertible into or exchangeable for such capital stock or any bonds or other securities;

          k) made any material increase in the compensation payable or to become payable, or any material increase in benefits or benefit plan costs, or any material increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to its Employees;

          l) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (k) above; or

          m) suffered any event or experience which has had, or with the passage of time could reasonably be expected to have, a Material Adverse Effect on the Company.

     5.22 Licenses, Permits and Tariffs. The Company and its Subsidiaries possess all the licenses and permits listed in Schedule 5.22, copies of all of which have been made available to Buyer. Such licenses and permits constitute all the licenses and permits necessary under Law for the Company and its Subsidiaries to conduct their business as now conducted and the validity or effectiveness of such permits will not be effected by the transactions contemplated by this Agreement. Each of such licenses and permits and the rights of the Company and its Subsidiaries with respect thereto are valid and subsisting and in full force and effect. The Company and its Subsidiaries are in substantial compliance with the terms of such licenses and permits. No such license or permit has been, or, to Seller's knowledge, is threatened to be, revoked, canceled, suspended or modified.

     5.23 Absence of Certain Business Practices; Internal Accounting Controls.

          a) To Seller's knowledge, the Company and its Subsidiaries, as well as their directors, officers, employees and agents and all other Persons acting on their behalf, have complied with lawful and ethical business practices, and have not undertaken any action which (i) would have a Material Adverse Effect on the Company, or (ii) would have a Material Adverse Effect on the covenants and obligations contained herein.

          b) The Company maintains a system of internal accounting controls sufficient to provide that: (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

     5.24 Customers and Suppliers. Schedule 5.24 sets forth a summary of the Company's and each Subsidiary's relationship with its five largest suppliers (based on the volume of purchases) for each of the years ended December 31, 1994 and 1995 and for the ten months ended October 31, 1996. Since October 31, 1996, there has not been any change in the business relationship of the Company or any of its Subsidiaries with any customer or supplier identified in Schedule 5.24 that would have a Material Adverse Effect on the Company. Except as set forth in
Schedule 5.24, the Company has not received notice of any intention of the Company's customers or suppliers involving payments and obligations in the aggregate of $20,000 per month to cease doing business with the Company or any of its Subsidiaries.

     5.25 Bank Accounts. Schedule 5.25 contains a true and correct list of the names of each bank, savings and loan or other financial institution in which the Company or any of its Subsidiaries has an account, including cash contribution accounts, money market accounts, safe deposit boxes, certificates of deposits and lock box arrangements, and the names of all Persons authorized to draw thereon or to have access thereto.

     5.26 No Broker. Seller has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

     5.27 Employees.

          a) Schedule 5.27 contains, for each of the specified categories, a current, complete and accurate itemized list of information for each category of Employee or director of the Company and its Subsidiaries, including Employees on leave of absence or layoff status; compensation paid or payable, vacation days per year, eligibility to participate under any benefit plans, pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownerships (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan maintained by the Company or its Subsidiaries.

          b) No Employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or
     (ii) the ability of the Company or any of its Subsidiaries to conduct its business. To Seller's knowledge, no director, officer or other key employee of the Company or any of its Subsidiaries intends to terminate his employment with the Company or any of its Subsidiaries.

          c) Schedule 5.27 also contains a complete and accurate list of the following information for each retired Employee or director of the Company and its Subsidiaries or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     5.28 Labor Relations; Compliance. To Seller's knowledge, all applicable labor relations and/or obligations within the scope of this Agreement, and in particular, labor relations dealing with the Company and its Subsidiaries, shall be construed and subject to applicable Mexican Labor Law. Except as set forth on
Schedule 5.28, since December 31, 1994 to the best of Seller's knowledge, neither the Company nor any of its Subsidiaries has been or currently is a party to any collective bargaining or other labor contract. To the best of Seller's knowledge, since December 31, 1994, there has not been, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or Employee grievance process; (b) any Proceeding against or affecting the Company or its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute against or affecting any of the Company or its Subsidiaries or their premises; or (c) any application for certification of a collective bargaining agent, which may have a material adverse effect on this Agreement. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any Employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or its Subsidiaries. To Seller's best knowledge, each of the Company and its Subsidiaries have complied in all material respects with all applicable Mexican Laws relating to employment.

     5.29 Employee Benefit Plans.

          a) Schedule 5.29 includes a correct and complete list of all pension and welfare plans and all other employee benefit agreements or arrangements for each category of Employee and director, including but not limited to deferred compensation plans, incentive plans, bonus plans or arrangements, savings plans, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the Original Agreement Date, or were approved before the Original Agreement Date, but were not yet effective, for the benefit of directors, officers, Employees or former Employees (or their beneficiaries) of the Company or any of its Subsidiaries. Seller has delivered to Buyer, as to each plan, agreement or arrangement, as applicable, a true and correct copy of (i) the plan, agreement or arrangement, (ii) the trust, group annuity contract or other document that provides the funding for the plan, agreement or arrangement, if any, (iii) the most recent actuarial report or valuation statement, if any, or (iv) the most current summary plan description, booklet, or other descriptive written materials, if any, and each summary of material modifications prepared after the last summary plan description.

          b) Every Employee welfare benefit plan and every Employee pension benefit plan on Schedule 5.29 (i) is in substantial compliance with all requirements of applicable labor Laws; (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any of its Subsidiaries that may subject the Company or any of its Subsidiaries in the future to the payment of a penalty, interest or Tax which would reasonably be expected to have a Material Adverse Effect on the Company and (iii) can be unilaterally terminated or amended on no more than 90 days notice, except as set forth in Schedule 5.29. All voluntary Employee benefit associations maintained or contributed to by the Company or any of its Subsidiaries have been submitted to and approved by the Mexican Ministry of Finance and Public Credit ("SHCP") as exempt from federal income tax. Except as set forth in
     Schedule 5.29, neither the Company nor any of its Subsidiaries provides Employee post-retirement medical or health coverage or contributes to or maintains any Employee welfare benefit plan that provides for health benefit coverage following termination of employment. All premiums (and any interest, charges and penalties for late payment of premiums) due with respect to each employee pension benefit plan listed on Schedule 5.29 for which premiums are required have been paid when due. No Employee pension benefit plan, whether or not listed on Schedule 5.29, has been, or is reasonably expected to be, terminated under circumstances that could result in liability by the Company or any of its Subsidiaries. Either the applicable plan document or Schedule 5.29 contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee benefit plans subject to actuarial assumptions. All amounts owed under the deferred compensation arrangements described in Schedule 5.29 are included as liabilities in the Interim Historical Financial Statements.

                                  ARTICLE VI.

                              PRE-CLOSING COVENANTS

     6.1 Access to Information. From the Original Agreement Date through the earlier of the Closing Date or the Termination Date, (i) Seller shall, and shall cause the Company and each of its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives, reasonable access to their properties, books, contracts, commitments, Tax returns, records and operating data, (ii) Seller shall provide from time to time such office space within its executive offices as Buyer may reasonably request for use by their representatives or agents in reviewing the materials referred to in clause (i) of this Section 6.1, (iii) Seller shall, and shall cause the Company and each of its Subsidiaries to, furnish to Buyer as promptly as practicable (w) copies of any notice terminating, canceling or threatening to terminate or cancel any of its insurance policies, (x) all financial and operating data and other information concerning its business, properties and personnel generated or developed in the Ordinary Course of Business as Buyer may reasonably request, (y) copies of any notice of default, or occurrence of any event, which with the passage of time, giving of notice, or both, could result in a default under a material agreement described on Schedule 5.20 and
(z) copies of proposed settlements of any Proceedings disclosed on Schedule 5.15 hereto, (iv) Seller shall, and shall cause the Company and each of its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to their officers and other appropriate employees to discuss the condition, operation, business and prospects of the Company and its Subsidiaries as a whole, and (v) Seller shall, and shall cause the Company and each of its Subsidiaries to, cooperate with and assist Buyer in preparing the Timeshare Business pro forma financial statements and their reconciliation to US generally accepted accounting principles (it is the understanding of the parties that Buyer is solely responsible for preparing such pro forma financial statements).

     6.2 Taking of Necessary Action. Subject to the terms and conditions of this Agreement and to applicable Law, each of Buyer and Seller shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of Buyer and Seller shall, and Seller shall cause the Company and each of its Subsidiaries to, use all reasonable efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and Governmental Bodies necessary for the consummation of the transactions contemplated hereby. Each party shall cooperate with the others in good faith to help the other satisfy its obligations under this Section 6.2. Seller shall use all reasonable efforts to provide all documents, instruments, certificates and other information necessary or desirable for Buyer to obtain at Closing the Title Policy (as defined herein). If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including without limitation, to vest Buyer and its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of the Company and its Subsidiaries, the proper officers or directors of each party to this Agreement shall take that necessary action.

     6.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, (i) Seller shall pay all costs and expenses that it incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, and other advisors and (ii) Buyer shall pay all costs and expenses that it incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, and other advisors. Notwithstanding the foregoing, Buyer and Seller agree that any and all transfer taxes, appraisal fees, recording fees, notarial fees and other costs and expenses arising from or relating to the effectuation of the Condominium Regime (as hereinafter defined) shall be the sole responsibility of Buyer. For purposes of this Section 6.3, the term "effectuation of the Condominium Regime" shall mean (i) the constitution of a condominium regime over the real estate properties of the Real Estate Companies pursuant to the applicable provisions of the laws of Mexico, in order to legally separate the Hotel Property, the Timeshare Property and the Other Property and to create common areas and (ii) the transfer of the Timeshare Property to the PV Timeshare Sub, the Cancun Timeshare Sub and the CSL Timeshare Sub, together with the pro-rata share in common areas corresponding to the Timeshare Property as a directly owned condominium unit.

     6.4 Notice of Certain Changes. Each party hereto shall give prompt written notice to the other party hereto of the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

     6.5 Confidentiality; Press Releases. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party, shall not be deemed confidential information. Seller and Buyer shall consult with each other as to the timing, form and substance of any press release or public disclosure of matters related to this Agreement or any of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall be deemed to prohibit any party to this Agreement from making any disclosure that is required to fulfill that party's disclosure obligations imposed by Law or stock exchange requirements.

     6.6  [Intentionally Omitted].

     6.7  Title Insurance, Surveys, etc.

          a) Seller shall assist Buyer in obtaining, as promptly as practicable after the date hereof, commitments (the "Commitments") issued by a title insurance company or companies acceptable to Buyer (the "Title Company"), accompanied by one legible copy of all recorded or registered documents relating to or affecting the Property, for the issuance of an owners and mortgagee's policy of title insurance in such form and substance as is acceptable to Buyer (the "Title Policy"); including that the Title Policy shall (i) be in the amount determined by Buyer; (ii) insure that on the Closing Date the respective condominium interests (A) to the Hotel Property in Puerto Vallarta to be in the name of Prodepa, (B) to the Hotel Property in Cancun to be in the name of Nizuc, (C) to the Hotel Property in Cabo San Lucas to be in the name of Desarrollos, (D) to the Timeshare Property in Puerto Vallarta to be in the name of PV Timeshare Sub, (E) to the Timeshare Property in Cancun to be in the name of Cancun Timeshare Sub and (F) to the Timeshare Property in Cabo San Lucas to be in the name of CSL Timeshare Sub; (iii) state that at Closing the Hotel Property is free and clear of all Liens except for a security interest granted to secure the debt contemplated by the Hotel Debt Commitment (to the extent the indebtedness contemplated to be evidenced by such note is required by Buyer), and such other Liens as may be agreed by Buyer and Corporate Banking (the "Permitted Hotel Property Lien") and (iv) state that at Closing the Timeshare Property is free and clear of all Liens except for
     (A) a security interest granted to secure the debt contemplated by the Timeshare Debt Commitment, (B) a right to use the Timeshare Property by the holders of the A Beneficiary rights previously issued under the Trusts and
     (C) a second mortgage granted to secure the debt contemplated by the Timeshare Debt Commitment, and such other Liens as may be agreed by Buyer and Corporate Banking (the "Permitted Timeshare Property Liens"). In connection with the above, Buyer will provide to the Title Company copies of any and all relevant documents in its possession which the Title Company requests. In addition, the Title Company will be required to use reasonable and customary commercial standards in conducting its review and delivering the Title Policy contemplated hereby. Seller shall take, and shall cause the Company to take, any and all such actions as are necessary for the provisions of subparagraphs (ii) and (iii) above to be true as of the Closing. The Commitments and the Title Policy shall contain such endorsements as may be reasonably requested by Buyer. The Title Commitments shall be later dated as of the Closing.

          b) As promptly as practicable after the date hereof, Seller shall deliver to Buyer and the Title Company an as-built survey of each of the Properties (the "Surveys") prepared by a licensed and registered land surveyor or engineer, dated on or after the date hereof, in such form and substance and certified as required by the Title Company in order to enable the Title Company to eliminate any exception to the Title Policy coverage for matters that would be disclosed by an accurate survey. Any Survey may be a recertification of a prior survey, provided that it meets the foregoing criteria.

          c) Seller shall pay one-third of the cost of the Title Commitments, the Title Policy and the Surveys; provided, however, that in no event shall Seller's responsibility therefor exceed US $200,000.

     6.8 Consummation of Debt Commitments. Seller shall cause Corporate Banking to make the loans contemplated by the Debt Commitments.

                                  ARTICLE VII.

                           CONDUCT OF BUSINESS BY THE
                          COMPANY AND ITS SUBSIDIARIES

     During the period from the Original Agreement Date through the earlier to occur of the Closing Date or the Termination Date, Seller agrees (except to the extent Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

     7.1 Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, (a) carry on its businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with it, and (c) use its reasonable best efforts, consistent with the terms of this Agreement, to keep available the services of sufficient officers and employees to carry on the business of the Company and its Subsidiaries as set forth in Article VII.

     7.2 Dividends and Issuance and Purchase of Securities; Loans. Except as set forth below and in Section 4.8, neither the Company nor any of its Subsidiaries shall (a) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (c) repurchase, redeem or otherwise acquire any shares of its capital stock, (d) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any Commitments therefor, or (e) enter into any agreement or understanding with respect to the matters referred to in this Section 7.2. The foregoing shall not preclude (i) the recent reduction in capital of US $54.3 million which is fully reflected in the Interim Historical Financial Statements, or (ii) the sale of shares of Club Regina representing sales of vacation ownership intervals in the Ordinary Course of Business. Except as contemplated by Section 4.8, neither the Company nor any of its Subsidiaries shall sell or otherwise dispose of any securities of any Subsidiary, or enter into any agreement or understanding with respect thereto, except to the extent otherwise permitted hereunder. Neither the Company nor any of its Subsidiaries will make any loan to or accept any loan from any of their respective directors, shareholders or employees.

     7.3 Government Documents; Inconsistent Agreements. None of Seller, the Company nor any of its Subsidiaries shall (a) amend its certificate of incorporation or bylaws or (b) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

     7.4 No Other Bids. During the term of this Agreement, none of Seller, the Company nor any of its Subsidiaries shall, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by it to, solicit, initiate or encourage the submission or communication of any Third Party Offer, or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person with respect to a Third Party Offer. Seller shall promptly notify Buyer in writing upon receipt of a Third Party Offer, such notice to include the identity of the Person having made such Third Party Offer. Buyer shall promptly notify Seller in writing upon its receipt of a Third Party Offer, such notice to include the identity of the Person having made such Third Party Offer.

     7.5 Acquisitions. Except for the purchase of inventory in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries shall acquire or agree to acquire any assets in any individual transaction where the purchase price exceeds US$250,000 or in transactions where the aggregate purchase price exceeds US$1.0 million.

     7.6  Indebtedness. Neither the Company nor any of its Subsidiaries shall,
(a) except pursuant to its existing credit facilities or otherwise in the Ordinary Course of Business and specifically including for the purposes permitted under this Agreement, incur any indebtedness for borrowed money or guarantee any indebtedness, execute any indemnity, or issue or sell any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities, or enter into or modify any Contract with respect to the foregoing, or (b) except with respect to the debt described on Schedule 7.6 and as contemplated by Section 4.8, make any optional payment of principal of any term debt or otherwise permanently reduce its revolving credit facility.

     7.7 Employee Contracts and Benefit Plans. During the term of this Agreement, neither the Company nor any of its Subsidiaries shall (i) adopt or amend (other than amendments that reduce the amounts payable by the Company or any of its Subsidiaries or amendments required by Law to preserve the qualified status of a plan or a contract) any collective bargaining agreement or employee benefit plan, (ii) enter into any employment or severance arrangement with any Person (including, without limitation, contracts with management of the Company or any of its Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby), except for severance arrangements entered into in the ordinary Course of Business which do not obligate the Company to pay more than US$150,000 individually or US$300,000 in the aggregate, or (iii) amend any existing contracts to increase any amounts payable thereunder or benefits provided thereunder. Neither the Company nor any of its Subsidiaries shall grant any increase in compensation to its employees.

     7.8 Prohibited Dispositions. During the term of this Agreement, except for sales of inventory in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries shall sell, lease or otherwise dispose of any of its assets having a book or market value in excess of US$250,000 in any one transaction or in excess of US$1.0 million in the aggregate.

     7.9 Lines of Business and Capital Expenditures. During the term of this Agreement, neither the Company nor any of its Subsidiaries will (a) enter into any new material line of business or (b) incur or commit to any capital expenditures other than (i) up to $1.0 million in the aggregate for acquisitions as permitted under Section 7.5 and (ii) up to $1.0 million in the aggregate for any other capital expenditures.

     7.10 Accounting Methods. The Company will not change in any material respect its methods of accounting (a) in effect at December 31, 1996, except as required by Law, the Ministry of Finance & Pubic Credit, Undersecretary of Revenue regulation or changes in generally accepted accounting principles as concurred in by Ernst & Young, its independent auditors, or (b) for income and deductions for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return of the Company and each of the Subsidiaries for the taxable year ending December 31, 1996, except as required by Law. The Company will not change its fiscal year.

     7.11 Settlements. During the term of this Agreement, neither the Company nor any of its Subsidiaries shall effect any settlements of any Proceedings.

     7.12 Completion of Los Cabos Club Regina Units. Seller will complete and furnish the remaining (80 as of the Original Agreement Date) Club Regina timeshare Units currently under construction at the Los Cabos Club Regina consistent with building plans and of a quality comparable to the Company's other properties.

                                 ARTICLE VIII.

                             CONDITIONS TO CLOSING

     8.1 Conditions to All Parties' Obligations. The obligations of all the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions:

          a) No Order and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that no party hereto may invoke this condition unless such party shall have complied fully with its obligations under Section 6.2 hereof and, in addition shall have used all reasonable efforts to have any such Order vacated.

          b)  The Requisite Regulatory Approvals referenced in Section 4.3 and
     Section 5.5 shall have been obtained and shall be in full force and effect, other than any Requisite Regulatory Approval that, if not obtained, would not have a Material Adverse Effect on the business or operations of Buyer, the Company and their Subsidiaries, taken as a whole, after giving effect to the transactions contemplated hereby.

          c) There shall not have been any outbreak of war or civil unrest or a suspension of financial markets or any other event generally adversely affecting the normal conduct of business affecting either the United States of America or the United Mexican States.

          d) All issues identified pursuant to Article III or Article XIV shall have been resolved in accordance with such provisions during the time periods provided thereunder.

     8.2 Buyer's Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction on or before Closing of the following conditions any of which may be waived in whole or in part by Buyer, but only in writing at or prior to Closing. A failure to discover, or a waiver of, any circumstances made a condition under this Section
8.2 shall not constitute a waiver of any warranties and representations provided for elsewhere in this Agreement, unless any such waiver specifically so states.

          a) Since the Original Agreement Date, nothing shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

          b) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all material respects as of such earlier time), other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. No Default or failure to perform which, with notice and/or lapse of time, would constitute a Default by Seller, the Company or any of its Subsidiaries under any of the agreements or covenants required by this Agreement to be theretofore performed or complied with by any of them shall have occurred and be continuing. Seller shall have delivered to Buyer a certificate dated as of the Closing Date, signed either by its chairman, chief executive officer, president, any vice president or the secretary of the Board and its chief financial officer, in their capacities as officers of Seller, to the effect set forth in this Section 8.2(b).

          c) The Seller shall have delivered to Buyer the certificates representing the Stock registered in the name of Seller free and clear of all Liens, duly endorsed by Seller for transfer or accompanied by stock transfer powers duly endorsed in blank.

          d) Buyer shall have received an opinion dated the Closing Date of each of the General Counsel to Seller and Santamarina y Steta, in form and substance satisfactory to Buyer, as to the matters set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.10, 5.15, 5.16, 5.20, 5.22 and
     5.29, and such other matters as Buyer may reasonably request.

          e) Buyer shall have received all requisite consents of third Persons necessary for the consummation of the transactions contemplated by this Agreement.

          f) (i) Corporate Banking shall have loaned to Buyer and the other parties contemplated under the Debt Commitments the funds contemplated thereby, and (ii) Buyer shall have received the funds required to make payments hereunder in addition to those contemplated by the Debt Commitments.

          g) On the Closing Date, Seller shall have notified Westin that the Management Agreements will be terminated, unless Buyer waives this requirement.

          h) The Commitments shall have been delivered to Buyer and issuance of the Title Policy shall be subject only to such conditions and/or exceptions as Buyer may reasonably agree.

          i) Each Ancillary Agreement required under this Agreement shall have been executed and delivered by the parties thereto.

          j)  For each of the hotel and timeshare properties (each a "Site")
     (A)(i) a legally enforceable declaration of condominium will have been properly executed before a notary public dividing each Site into a hotel condominium unit, a timeshare condominium unit and common areas; (ii) an appropriate deed to the Site will have been properly executed before a notary public to transfer title to the respective Site to the appropriate Real Estate Company; (iii) an appropriate deed to the Timeshare Property portion of each Site will have been properly executed before a notary public to transfer title to the respective Timeshare Property to the Cancun Timeshare Sub, PV Timeshare Sub and CSL Timeshare Sub; (iv) the respective mortgage documentation will have been executed before a notary public to effectuate the various mortgages contemplated by this Agreement, (B) the items listed in clauses (i), (ii) and (iii), and, to the extent required under financing arrangements, the items listed in clause (iv), will all have been presented to the appropriate public registries; and (C) any other appropriate steps will have been taken to induce the Title Company to insure that the various titles have vested in the grantees; and (D) the lender will have authorized the release of the mortgage financing proceeds (hereinafter referred to collectively as the "Condominium Regime").

          k) Seller shall have taken all necessary actions with respect to the organizational documents of the Company and each of its Subsidiaries such that the capital stock of such entities can be purchased and held by Buyer as contemplated in this Agreement.

          l) The Real Estate Companies shall have good and marketable direct title to the Property, free and clear of all Liens.

     8.3 Seller's Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction on or before Closing of the following conditions any of which may be waived in whole or in part by Seller, but only in writing at or prior to the Closing. A failure to discover, or a waiver of, any circumstances made a condition under this
Section 8.3 shall not constitute a waiver of any warranties and representations provided for elsewhere in this Agreement unless any such waiver specifically so states.

          a) Since the Original Agreement Date, nothing shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to Buyer.

          b) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all materials respects as of such earlier time), other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Buyer. No Default or failure to perform which, with notice and/or lapse of time, would constitute a Default by Buyer under any of the agreements or covenants required by this Agreement to be theretofore performed or complied with by it shall have occurred and be continuing. Buyer shall have delivered to Seller a certificate dated as of the Closing Date, signed by its chairman, chief executive officer, president or any vice president and its chief financial officer, in their capacities as officers of Buyer, to the effect set forth in this Section 8.3(b).

          c) The Seller shall have received from Buyer the Purchase Price due under Section 2.1.

          d) Seller shall have received an opinion dated the Closing Date of Santamarina y Steta, in form and substance satisfactory to Seller.

          e) Each Ancillary Agreement required under this Agreement shall have been executed and delivered by the parties thereto.

          f) Buyer shall have received all requisite consents of third Persons necessary for it to fulfill its obligations under this Agreement.

                                   ARTICLE IX.

                   RISK OF LOSS, DESTRUCTION AND CONDEMNATION

     9.1 Risk of Loss. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty at any time prior to and including the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Buyer.

     9.2  Casualty.

          a) Major Damage. If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Buyer written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Buyer, in consultation with Seller, after taking into account insurance coverage exceeds US$1.0 million, Buyer will have the option, exercisable by written notice delivered to Seller within ten Business Days of Seller's notice of damage to Buyer either (i) to require Seller to convey the Property to Buyer on the Closing Date, in its damaged condition and to assign to Buyer all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property, in which event Seller will pay to Buyer the amount of any deductible under applicable insurance policies but Seller will have no further liability or obligation to repair or replace the Property, or (ii) to terminate this Agreement. If Buyer elects to terminate this Agreement, the Escrow Deposit and interest thereon shall be returned to Buyer, and thereafter neither party hereto will have any further duties or obligations hereunder.

          b) Minor Damage. If the cost for repairing such damage will not, in the reasonable judgment of Buyer, in consultation with Seller, after taking into account insurance coverage exceed US $1.0 million, Buyer will have the option, exercisable by written notice delivered to Seller within ten Business Days of Seller's notice of damage to Buyer, either (i) to require Seller to repair and restore the Property to substantially the same condition it was in prior to such casualty, in which event the Closing Date shall be postponed for a reasonable period of time to allow Seller to accomplish such repair and restoration, or (ii) to require Seller to convey the Property to Buyer on the Closing Date in its damaged condition and assign to Buyer all of Seller's right, title and interest in and to any claims Seller may have under the insurance policies covering the Property, in which event Seller will pay to Buyer the amount of any deductible under applicable insurance policies but Seller will have no further liability or obligation to repair or replace the Property.

     9.3 Condemnation. If during the pendency of this Agreement and prior to Closing, condemnation/expropriation proceedings are commenced with respect to the Property or any portion thereof, Buyer may, at Buyer's election, terminate this Agreement by written notice to Seller within ten Business Days after Buyer has been notified of the commencement of condemnation/expropriation proceedings. In the event of such termination, the Escrow Deposit and interest thereon will be promptly refunded to Buyer and, after the return of the Escrow Deposit to Buyer, neither party will have any further duties or obligations hereunder. If Buyer does not exercise such right to terminate within the period prescribed, the Seller and Buyer, by their respective attorneys, will have the right to appear and to defend their respective interests in the Property in such condemnation/expropriation proceedings, and any award in condemnation/expropriation will become the property of Seller and will reduce the Purchase Price by the same amount.

                                  ARTICLE X.

                                 TERMINATION

     10.1 Termination. This Agreement may be terminated, with the effect set forth in Section 10.2, at any time before the Closing:

          a) by written consent of Buyer and Seller, which termination shall be approved by the board of directors of Buyer and Seller;

          b) by either Buyer or Seller if the Closing shall not have occurred by the close of business on the Termination Date, other than as a result of a Default by the terminating party;

          c) by Seller after the occurrence and during the continuation of a Default by Buyer, provided that no Default, or event which, with notice and/or the lapse of time, would constitute a Default, by Seller shall have occurred and be continuing;

          d) by Buyer after the occurrence and during the continuation of a Default by Seller, provided that no Default, or event which, with notice and/or lapse of time, would constitute a Default, by Buyer shall have occurred and be continuing; or

          e) by Seller if the Closing shall not have occurred by the close of business on the Termination Date, and if all conditions to Closing set forth in Article VIII shall have been satisfied except for the financing condition set forth in Section 8.2(f)(i).

     Termination of this Agreement pursuant to this Section 10.1 shall be effected by written notice by the party terminating this Agreement to the other party of the termination and the basis for such termination.

     10.2 Effect of Termination.

          a) If this Agreement is terminated by either Buyer or Seller as provided in Section 10.1 of this Agreement, then, except as provided in this Section 10.2, this Agreement shall become void and there shall be no Liability with respect to the terminated provisions of this Agreement on the part of Buyer or Seller, or their respective officers or directors.

          b) If this Agreement is terminated by Seller pursuant to Section 10.1(c), then Buyer shall pay to Seller, on the first Business Day following such termination, the amount of US $3.0 million, with such amount to be paid from the Escrow Account, to compensate Seller for, among other things, its expenses and management time in pursuing the transactions contemplated hereby and for lost opportunity costs. Seller agrees that such payment shall be its sole and total damages and relief hereunder upon such a termination. Notwithstanding the foregoing, if at the time of such termination, Seller is in Default hereunder, or an event which, with notice and/or lapse of time, would constitute a Default by Seller shall have occurred and be continuing, then no such fee shall be due or payable hereunder by Buyer.

          c) If this Agreement is terminated by Buyer pursuant to Section 10.1(d), then the Escrow Deposit, plus accrued interest, shall be returned to Buyer and Seller shall pay to Buyer, on the first Business Day following such termination, the amount of US $3.0 million by wire transfer of immediately available funds to an account designated by Buyer, to compensate Buyer for, among other things, its expenses and management time in pursuing the transactions contemplated hereby and for lost opportunity costs. Buyer agrees that such payment shall be its sole and total damages and relief hereunder upon such termination. Notwithstanding the foregoing, if at the time of such termination, Buyer is in Default hereunder, or an event which, with notice and/or lapse of time, would constitute a Default by Buyer shall have occurred and be continuing, then no such fee shall be due or payable hereunder by Seller.

          d) If this Agreement is terminated by Seller pursuant to Section 10.1(e), then Seller shall be entitled to receive the Escrow Deposit, together with all interest accrued thereon.

          e) The termination of this Agreement shall not relieve any party of its obligation to pay its costs and expenses as provided under Section 6.3 or its obligations under this Section 10.2 of this Agreement.

          f) Notwithstanding anything herein to the contrary, in no event shall the total amount paid to or recovered by Buyer or Seller under this Agreement exceed the amount of US$3.0 million or the Escrow Deposit with interest thereon, as applicable.

                                  ARTICLE XI.

                               INDEMNIFICATION

     11.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer and its officers, directors, shareholders, Affiliates, employees and agents (the "Buyer Indemnitees") from any and all Damages, directly or indirectly resulting from, relating to, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or in any Ancillary Agreement; (b) any breach or non-performance, partial or total, by Seller of any covenant or agreement of Seller contained in this Agreement or in any Ancillary Agreement; and (c) the operation of the Company and its Subsidiaries prior to 11:59 p.m. on the Closing Date.

     11.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller its officers, directors, shareholders, Affiliates, employees and agents (the "Seller Indemnitees") from any and all Damages resulting from, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or in any Ancillary Agreement; (b) any breach or non-performance, partial or total, by Buyer of any covenant or agreement of Buyer contained in this Agreement or in any Ancillary Agreement, and (c) the operation of the Company and its Subsidiaries after the Closing Date.

     11.3 Notice, Participation and Duration. If a claim by a third party is made against a party indemnified pursuant to this Article XI ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this
Article XI, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (a "Claim"), notify the party or parties from whom indemnification is sought (the "Indemnitor") of such Claim. Upon any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any Proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any Proceeding in connection with the Indemnitee's Claim. If Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the extent reasonably requested in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable Law, assertion of defenses and the determination, mitigation, negotiation and settlement of all Damages) so as to permit Indemnitor's management of the same with regard to the amount of Damages payable by Indemnitor hereunder. Indemnitor shall not settle any indemnifiable Claim without the prior written consent of Indemnitee unless such settlement involves only the payment of money and the claimant provides to Indemnitee a release, in form and substance reasonably satisfactory to Indemnitee, from all Liability in respect of such Claim.

     11.4 Reimbursement. If Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify Indemnitee under this Article XI, Indemnitee shall reimburse Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

                                  ARTICLE XII.

                            MEDIATION AND ARBITRATION

12.1  Arbitration.

      a) In the event that Buyer and Seller are unable to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (a "Controversy"), either party may request in writing that the Controversy be referred to the respective senior level management of each party for decision. Such managers shall meet immediately and attempt in good faith to negotiate a resolution of the Controversy. If the managers are unable to resolve the matter within thirty (30) days of the written request referring the matter to them, any party may, within thirty (30) days following the end of such thirty (30) day period, elect to refer the matter to arbitration and the Controversy shall be settled by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") then in effect (the "Rules").

     b) There shall be a sole arbitrator selected in accordance with the Rules. If the parties are unable to agree upon the arbitrator within thirty (30) days of the referral to arbitration, the International Court of Arbitration of the ICC shall make such appointment in accordance with the Rules. The arbitration shall be conducted, and the award shall be rendered, in the English language. The arbitration shall be held in New York, New York.

     c) Each party shall cooperate with the other party in making full disclosure of and providing access to all information and documents requested by the other party in connection with such proceedings. The arbitrator shall have the power to order such disclosure. Should a party fail to comply with such order, the arbitrator shall take such refusal into account in determining the award.

     d) The decision of the arbitrator shall be final and binding on the parties and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered by any court having jurisdiction thereof. The parties agree to waive any rights of recourse or appeal to any court in connection with any questions of law arising in the course of the arbitration or with respect to any award made except for actions to enforce an award.

     e) Any monetary award shall be made and payable in United States Dollars. The arbitrator shall be authorized to grant pre-award and post-award interest at commercial rates without there being any presumption as to whether such interest will be granted. Unless otherwise ordered by the arbitrator, each party shall bear its own costs and fees, including attorneys' fees and expenses. The parties expressly agree that the arbitrator shall have no power to consider or award punitive or exemplary damages.

     f) This agreement to arbitrate shall be binding upon the successors, assigns, trustee, receiver or executor of each party.

                                 ARTICLE XIII.

                               GENERAL PROVISIONS

     13.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements of Buyer and Seller contained in this Agreement and any document, instrument or certificate delivered in connection with the transactions contemplated hereby shall survive the Closing.

     13.2 Effect of Due Diligence. No investigation by any party to this Agreement into the business, operations and condition of any other party shall diminish in any way the effect of any representations or warranties made by such other party in this Agreement or shall relieve such other party of any of its obligations under this Agreement. The parties agree that any item disclosed on any schedule to this Agreement shall be deemed to be disclosed for all purposes of this Agreement, notwithstanding the fact that such item was not disclosed on any other schedule to this Agreement.

     13.3 Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder (except those required to be delivered at Closing) will be in writing, and will be deemed to be delivered upon the earlier to occur of (i) actual receipt if delivered by hand or by commercial courier such as "Federal Express" or "DHL", postage prepaid, to the address indicated or (ii) upon confirmation of receipt if by facsimile transmission addressed as follows:


     If to Buyer:

     Club Regina Resorts, Inc.
     c/o Raintree Capital Acquisition Company
     Pennzoil Place - South Tower
     Suite 2310, 711 Louisiana
     Houston, Texas  77002
     Fax No.: (713) 223-5825
     Attn: Douglas Y. Bech

     with a copy (which shall not constitute notice) to:

     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     Pennzoil Place - South Tower
     Suite 1900
     Houston, Texas 77002
     Attn: David S. Peterman
     Fax No.: (713) 236-0822

     If to Seller:

     Bancomer S.A., Institucion de Banca Multiple, Grupo Financiero Av. Universidad No. 1200
     Col. Xoco
     C.P. 03339, Mexico, D.F.
     Fax No.: 011-525-621-6633
     Attn:    Javier Fernandez Carbajal
               Chief Financial Officer
              Miguel Garcia y Garcia
               General Counsel
              Alejandro Rodriguez Mirelles
               Director of Mergers and Acquisitions
              John McCarthy Sandland
               Managing Director of Bancomer Tourism Division

The addresses and facsimile numbers for the purpose of this Section may be changed by either party by giving written notice of such change to the other party in the manner provided herein.

     13.4 Attorneys' Fees. If it becomes necessary for either Buyer or Seller to enforce this Agreement or any provisions contained herein, the prevailing party in such Action will be entitled to recover, in addition to all other remedies or Damages, reasonable attorneys fees and costs of court incurred in connection with such.

     13.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     13.6 Miscellaneous. This Agreement and the documents and instruments contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including, without limitation, the Original Agreements; and (b) are not intended to confer upon any Person, other than the parties to this Agreement and such other documents and instruments, any rights or remedies hereunder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to the principles of conflicts of law.

     13.8 Incorporation of Exhibits and Schedules. All exhibits and schedules referred to in this Agreement and attached hereto are hereby made a part of this Agreement by this reference.

     13.9 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. Any waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     13.10 Specific Performance. Each party hereto agrees with the other party that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching party may be entitled, at law or in equity, the nonbreaching party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any court having subject matter jurisdiction thereof.

     13.11 Release of CR Hotel. CR Hotel is hereby released as a party to this Agreement, the First Amended Agreement and the Original Agreement and the parties hereto acknowledge that Buyer has succeeded to the rights and obligations of CR Hotel, if any, hereunder.

                                  ARTICLE XIV.

                             ALTERNATIVE STRUCTURES

     Notwithstanding anything herein to the contrary, Buyer, and Seller currently anticipate that during the period between the date hereof and Closing, they will continue to review and analyze the structure of the transactions contemplated hereby, including without limitation, (i) whether the Hotel Property, the Timeshare Property or the Other Property will be transferred out of the trusts which currently hold title thereto (the "Trusts"), (ii) if the Hotel Property, the Timeshare Property or the Other Property will be transferred out of the Trusts, the mechanics and timing of such transfer and the identity of the Persons to whom such property will be transferred, (iii) the source, collateral, securitization, flow and characterization of the funds to be used to effectuate the transactions contemplated hereby and (iv) such other matters as they may identify, and, to the extent and degree that Buyer and Seller agree that any such matters shall be dealt with in a manner that is different from the manner set forth herein, then such matter shall be set forth in a written amendment hereto signed by Buyer and Seller, whereupon this Agreement shall be amended and superseded to such extent and degree.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to above signed as of the date first above written by its duly authorized officer.


                                       BANCOMER S.A., INSTITUCION DE BANCA
                                       MULTIPLE, GRUPO FINANCIERO


                                       By:
                                           -----------------------------------
                                       Printed Name:
                                                      ------------------------
                                       Title:
                                              --------------------------------

                                       By:
                                           -----------------------------------
                                       Printed Name:
                                                      ------------------------
                                       Title:
                                              --------------------------------


                                       DESARROLLOS TURISTICOS REGINA,
                                       S. DE R.L. DE C.V.


                                       By:
                                           -----------------------------------
                                       Printed Name:
                                                      ------------------------
                                       Title:
                                              --------------------------------


                                       CLUB REGINA RESORTS, INC.,
                                       (formerly known as CR Timeshare
                                        Acquisition Company)


                                       By:
                                           -----------------------------------
                                                Douglas Y. Bech
                                                President


                                       CR HOTEL ACQUISITION COMPANY, L.L.C.


                                       By:
                                           -----------------------------------
                                                Douglas Y. Bech
                                                Managing Director